Exhibit 99.2

Horizon Pharma Prices $75 Million Public Offering of Common Stock and

Warrants to Purchase Common Stock

Deerfield, Ill.—September 20, 2012—Horizon Pharma, Inc. (NASDAQ: HZNP) announced today the pricing of an underwritten public offering of 21,425,000 units, with each unit consisting of one share of its common stock and a warrant to purchase 0.5 of a share of its common stock. The shares of common stock and warrants are being offered at a combined price to the public of $3.50 per unit. The gross proceeds to Horizon from this offering are expected to be approximately $75 million, before deducting underwriting discounts and other offering expenses payable by Horizon. The warrants will be exercisable at $4.57 per share and will expire five years from the date of issuance. The shares of common stock and warrants are immediately separable and will be issued separately. Horizon has granted the underwriters a 30-day option to purchase up to an aggregate of 3,213,750 additional shares of common stock and warrants to purchase 1,606,875 shares of common stock to cover overallotments, if any. All of the units in the offering are being sold by Horizon. The offering is expected to close on or about September 25, 2012, subject to customary closing conditions. Horizon expects to use the net proceeds from the offering primarily to fund ongoing commercialization activities for DUEXIS® and RAYOS®, as well as for general corporate purposes.

Cowen and Company, LLC, JMP Securities LLC and Stifel Nicolaus Weisel are acting as joint book-running managers for the offering.

The securities described above are being offered by Horizon pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from Cowen and Company, LLC (c/o Broadridge Financial Services) at 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806, from JMP Securities LLC at 600 Montgomery Street, 10th Floor, San Francisco, California 94111, Attn: Prospectus Department, by emailing ccornell@jmpsecurities.com, or by calling (415) 835-8985, or from Stifel, Nicolaus & Company, Incorporated at One Montgomery Street, Suite 3700, San Francisco, CA 94104, or by calling (415) 364-2720.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

520 Lake Cook Road, Suite 520 Deerfield, IL 60015

About Horizon Pharma

Horizon Pharma, Inc. (NASDAQ: HZNP) is a biopharmaceutical company that is developing and commercializing innovative medicines to target unmet therapeutic needs in arthritis, pain and inflammatory diseases. For more information, please visit www.horizonpharma.com.

Forward Looking Statements

This press release contains “forward-looking statements,” including those relating to Horizon’s expectations with respect to the completion, timing and size of the offering, the expected gross proceeds from the offering and its anticipated use of proceeds from the offering. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, as well as those inherent in Horizon’s business and financial condition, including, without limitation, risks regarding Horizon’s ability to commercialize products successfully, changes in Horizon’s strategy as to when to launch RAYOS in the United States and on which approved indications it will focus its initial commercial efforts, whether physicians will prescribe and patients will use Horizon’s products, competition in the market for Horizon’s products, unexpected future requirements for cash resources, the possibility of early maturity of Horizon’s senior secured debt facility or requirements to prepay all or part of the outstanding balance of the debt facility, Horizon’s ability to comply with the covenants and obligations under the debt facility and other risks detailed in the “Risk Factors” section of the final prospectus supplement related to the offering and Horizon’s reports with the SEC, including in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. Horizon undertakes no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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Contacts

Robert J. De Vaere

Executive Vice President and Chief Financial Officer

investor-relations@horizonpharma.com

Media

Geoff Curtis

DJE Science

312-550-8138

geoff.curtis@djescience.com

Investors

Kathy Galante

Burns McClellan, Inc.

212-213-0006

kgalante@burnsmc.com

520 Lake Cook Road, Suite 520 Deerfield, IL 60015